ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Third Quarter of 2014
- - -

BROKEN ARROW, Oklahoma, August 12, 2014 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and nine month periods ended June 30, 2014.

Net sales for the three months ended June 30, 2014 increased 46% to $9.3 million compared with $6.4 million for the same period ended June 30, 2013.  The increase in net sales is primarily attributable to sales from the Telco segment as a result of the Nave Communications acquisition.  Net sales for the Cable TV segment increased slightly to $6.5 million for the three months ended June 30, 2014 from $6.4 million for the same period last year.  The increase in Cable TV sales was due primarily to new equipment sales of $0.2 million, partially offset by a decrease in refurbished equipment sales of $0.1 million.  Net sales for the Telco segment were $2.8 million for the three months ended June 30, 2014 and zero for the same period last year as a result of the acquisition of Nave Communications.  Net sales for the Telco segment consisted of $2.4 million of refurbished equipment sales and $0.4 million of recycling revenue.

Operating, selling, general and administrative expenses increased $1.5 million, or 105%, to $2.9 million for the three months ended June 30, 2014 from $1.4 million for the same period last year.  This increase was primarily due to a $0.1 million increase in Cable TV segment expenses, and $1.4 million in Telco segment expenses as a result of the Nave Communications acquisition.

Net income from continuing operations for the three month period ended June 30, 2014 was $0.2 million, or $0.02 per diluted share, compared with a net income from continuing operations of $0.3 million, or $0.03 per diluted share, for the same period of 2013. Discontinued operations included the operations of Adams Global Communications prior to the sale on January 31, 2014.  The loss on sale of discontinued operations, net of tax, of $0.1 million was due to the Company selling the Adams Global Communications facility on June 30, 2014.  The Company sold the facility for $1.5 million with net settlement proceeds of $1.4 million received on July 1, 2014.

EBITDA for the three month period ended June 30, 2014 was $0.7 million compared with $0.5 million for the same period in 2013.

Total net sales for the nine months ended June 30, 2014 increased 13% to $23.8 million compared with $21.0 million for the same period ended June 30, 2013. The increase in net sales is attributable to $3.9 million in net sales from the Telco segment as a result of the Nave Communications acquisition, partially offset by a $1.1 million decrease in net sales from the Cable TV segment.

Net sales for the Cable TV segment decreased to $19.9 million for the nine months ended June 30, 2014 from $21.0 million for the same period last year due primarily to a decrease in refurbished equipment sales of $0.9 million, while new equipment sales decreased $0.1 million.  The decrease in equipment sales was due primarily to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry and the absence of equipment sales as a result of Hurricane Sandy, partially offset by supplying a major MSO equipment for certain projects.

Operating, selling, general and administrative expenses increased $2.9 million, or 65%, to $7.2 million for the nine months ended June 30, 2014 from $4.3 million for the same period last year.  This increase was primarily due to a 0.4 million increase in Cable TV segment expenses, and $2.4 million in Telco segment expenses as a result of the Nave Communications acquisition.

Net income from continuing operations for the nine month period ended June 30, 2014 was $40 thousand, or $0.00 per diluted share, compared with a net income from continuing operations of $1.2 million, or $0.12 per diluted share, for the same period of 2013. The decrease is primarily the result of acquisition-related expenses of $0.6 million in the Telco segment associated with the acquisition of Nave Communications and decreased operating income of $1.1 million from the Cable TV segment.

Discontinued operations included the operations of Adams Global Communications prior to the sale on January 31, 2014. The loss on sale of discontinued operations, net of tax, of $0.6 million consisted of a pretax loss of $0.9 million from the sale of the net assets of Adams Global Communications for $2 million in cash and a pretax loss of $0.1 million from the sale of the Adams Global Communications facility for $1.5 million.

EBITDA for the nine month period ended June 30, 2014 was $0.7 million compared with $2.2 million for the same period in 2013.

Cash and cash equivalents were $4.0 million as of June 30, 2014, compared with $8.5 million as of September 30, 2013.  The net settlement proceeds of $1.4 million from the sale of the Adams Global Communications facility was not in cash and cash equivalents as of June 30, 2014, as the proceeds were not received until July 1, 2014.  As of June 30, 2014, we had inventory of $23.7 million compared with $18.0 million as of September 30, 2013.  The increase in inventory was due primarily to the acquisition of Nave Communications and new inventory purchases with certain manufacturer incentives.

David Humphrey, President and CEO, commented, “During the quarter, we continued to benefit from our diversified growth strategy following the acquisition of Nave Communications, which has been a major contributor to our increase of net sales and gross profit. This new Telco segment has allowed us to scale the business, growing net sales by 46% to $9.3 million, while also creating exciting new opportunities. Since acquiring Nave in February 2014, we have reported an immediate return on investment and expect to further increase sales in the fourth quarter, consisting of refurbished equipment sales and a steady stream of recurring recycling revenue.

“We have also reported a slight growth in net sales from our existing cable equipment business, which is a reflection of our continued efforts to restructure our sales team to align us with our business objectives on the cable equipment side. Looking forward, we expect the Telco segment to increase both in net sales and EBITDA in the fourth quarter due in part to the transition of the business as a result of the acquisition,” concluded Mr. Humphrey

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, August 12, 2014, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-364-3108 (domestic) or 719-457-2645 (international). All dial-in participants must use the following code to access the call: 2789011. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 26, 2014 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 2789011. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014		2013
Sales	$9,323,158	$6,372,108		$23,756,707	$21,035,707
Cost of sales	6,103,103	4,520,253		16,442,257	14,698,776
Gross profit	3,220,055	1,851,855		7,314,450	6,336,931
Operating, selling, general and administrative expenses	2,898,216	1,410,494		7,187,512	4,344,895
Operating income	321,839	441,361		126,938	1,992,036
Interest expense	100,113	6,377		131,107	19,767
Income (loss) before provision for income taxes	221,726	434,984		(4,169)	1,972,269
Provision (benefit) for income taxes	44,000	165,000		(44,000)	749,000
Income from continuing operations	177,726	269,984		39,831	1,223,269

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(2,135)	(34,464)		(36,211)	105,977
Loss on sale of discontinued operations, net of tax	(73,393)	−		(629,835)	−
Discontinued operations, net of tax	(75,528)	(34,464)		(666,046)	105,977

Net income (loss)	$102,198	$235,520		$(626,215)	$1,329,246

Earnings (loss) per share:
Basic
Continuing operations	$0.02	$0.03	$	−	$0.12
Discontinued operations	(0.01)	−		(0.07)	0.01
Net income (loss)	$0.01	$0.02		$(0.06)	$0.13
Diluted
Continuing operations	$0.02	$0.03	$	−	$0.12
Discontinued operations	(0.01)	−		(0.07)	0.01
Net income (loss)	$0.01	$0.02		$(0.06)	$0.13
Weighted average shares used in per share calculation:
Basic	10,041,206	9,998,480		10,014,839	10,070,567
Diluted	10,087,115	9,998,480		10,051,242	10,070,781

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Cable TV	Telco	Total	Cable TV	Telco		Total

Operating income (loss)	$385,309	$(63,470)	$321,839	$441,361	$	−	$441,361
Depreciation	76,800	21,819	98,619	49,799		−	49,799
Amortization	−	246,327	246,327	−		−	−
EBITDA	$462,109	$204,676	$666,785	$491,160	$	−	$491,160

	Nine Months Ended June 30, 2014			Nine Months Ended June 30, 2013
	Cable TV	Telco	Total	Cable TV	Telco		Total

Operating income (loss)	$867,762	$(740,824)	$126,938	$1,992,036	$	−	$1,992,036
Depreciation	228,441	30,355	258,796	199,791		−	199,791
Amortization	−	322,983	322,983	−		−	−
EBITDA (a)	$1,096,203	$(387,486)	$708,717	$2,191,827	$	−	$2,191,827

(a)	The Telco segment for the nine months ended June 30, 2014 includes acquisition-related costs of $0.6 million related to the acquisition of Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2014	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$3,989,694	$8,476,725
Accounts receivable, net of allowance of $200,000 and $300,000, respectively	3,828,916	2,390,979
Other receivable	1,413,001	−
Income tax refund receivable	553,912	258,790
Inventories, net of allowance for excess and obsolete inventory of $2,200,000 and $1,600,000, respectively	23,728,181	18,011,706
Prepaid expenses	187,234	106,509
Deferred income taxes	1,257,000	1,066,000
Current assets of discontinued operations held for sale	12,590	3,267,917
Total current assets	34,970,528	33,578,626

Property and equipment, at cost:
Land and buildings	7,208,679	7,208,679
Machinery and equipment	3,306,754	2,991,412
Leasehold improvements	129,472	9,633
Total property and equipment, at cost	10,644,905	10,209,724
Less accumulated depreciation	(4,090,033)	(3,831,238)
Net property and equipment	6,554,872	6,378,486

Intangibles, net of accumulated amortization	7,905,017	−
Goodwill	3,004,482	1,150,060
Other assets	131,428	11,428
Assets of discontinued operations held for sale	−	1,997,520

Total assets	$52,566,327	$43,116,120

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2014	September 30, 2013
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,229,664	$1,138,494
Accrued expenses	1,008,286	878,474
Notes payable – current portion	943,850	184,008
Other current liabilities	973,230	−
Current liabilities of discontinued operations held for sale	4,500	226,757
Total current liabilities	6,159,530	2,427,733

Notes payable, less current portion	5,436,617	1,318,604
Deferred income taxes	236,000	193,000
Other liabilities	1,968,747	−

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,541,864 and 10,499,138 shares issued, respectively; and 10,041,206 and 9,998,480 shares outstanding, respectively	105,419	104,991
Paid in capital	(5,364,063)	(5,578,500)
Retained earnings	45,024,091	45,650,306
Total shareholders’ equity before treasury stock	39,765,447	40,176,797

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	38,765,433	39,176,783

Total liabilities and shareholders’ equity	$52,566,327	$43,116,120